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                                                                    EXHIBIT 99.1


[GREY WOLF LOGO]                                                   PRESS RELEASE

                                   Contact:  John D. Peterson
                                             Vice President - Investor Relations
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                                AMEX SYMBOL: GW

FOR IMMEDIATE RELEASE: HOUSTON, TEXAS - SEPTEMBER 21, 1998, GREY WOLF, INC. ANNOUNCES ADOPTION OF A SHAREHOLDER RIGHTS PLAN.

Houston, Texas, September 21, 1998--Grey Wolf, Inc. ("Grey Wolf" or the "Company") (AMEX-GW), announced today that its Board of Directors has adopted a Shareholder Rights Plan (the "Plan") in which rights to purchase shares of junior preferred stock will be distributed as a dividend at the rate of one Right for each share of common stock.

Each Right will entitle holders of the Company's common stock to buy one-one thousandth of a share of Grey Wolf's Series B Junior Participating Preferred Stock at an exercise price of $11. The Rights will be exercisable only if a person or group acquires beneficial ownership of 15% or more of Grey Wolf's common stock or announces a tender or exchange offer upon consummation of which such person or group would beneficially own 15% or more of the Grey Wolf common stock. Furthermore, if any person becomes the beneficial owner of 15% or more of Grey Wolf's common stock, each Right not owned by such person or related parties will enable its holder to purchase, at the Right's then-current exercise price, shares of common stock of the Company having a value of twice the Right's exercise price. The Company will generally be entitled to redeem the Rights at $.001 per Right at any time until the 10th day following public announcement that a 15% position has been acquired. A more complete description of the Plan is contained in a Form 8-K filed with the Securities and Exchange Commission today, as well as a Summary of Rights to be mailed to each of the shareholders of Grey Wolf.

Mr. Thomas P. Richards, President and Chief Executive Officer of Grey Wolf, said "We believe that this Plan protects the interests of our shareholders in the event that they and Grey Wolf are confronted with coercive or unfair takeover tactics." Mr. Richards stressed, however, that "The Plan is not intended to prevent an acquisition of the Company on terms that are favorable and fair to all shareholders, and will not do so. The Plan is designed to deal with the very serious problem of unilateral actions by hostile persons that are calculated to deprive the Company's shareholders the value of their Grey Wolf shares."

Mr. Richards also noted that "The Shareholder Rights Plan was not adopted in response to any specific effort to acquire control of the Company and the Company's directors are not aware of any such effort. The Plan is similar to rights plans adopted by a number of other public companies."

The Rights distribution will be made on October 9, 1998 to shareholders of record on that date. The Rights will expire on September 18, 2008.

Grey Wolf, Inc., headquartered in Houston, Texas, is a leading provider of contract oil and gas land drilling services in the United States and Venezuela with a total drilling rig fleet of 126.


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GREY WOLF, INC.
10370 Richmond Avenue--Suite 600--Houston, Texas 77042-4136
(713) 435-6100 - Fax (713) 435-6170






















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